Exhibit 10.8

TUSIMPLE (CAYMAN) LIMITED

SERIES E PREFERRED SHARE PURCHASE AGREEMENT

This SERIES E PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made on November 27, 2020, by and among:

1)	Tusimple (Cayman) Limited (the “Company”), an exempted limited liability company incorporated in the Cayman Islands;

2)	Tusimple (Hong Kong) Limited (the “HK Co”), a limited liability company incorporated in Hong Kong;

3)	Beijing Tusen Zhitu Technology Co., Ltd. (the “WFOE”), a wholly foreign-owned enterprise incorporated in the People’s Republic of China (the “PRC”);

4)	Beijing Tusen Weilai Technology Co., Ltd. (the “DomCo”), a limited liability company incorporated in the PRC;

5)	TuSimple, Inc. (the “US Co”), a California corporation;

6)	Tusimple (Hong Kong) Auto Tech Limited (“HK Auto Tech”), a limited liability company incorporated in Hong Kong;

7)	each Person listed in Schedule 1 (each, a “Purchaser” and collectively as updated from time to time pursuant to the paragraph below, the “Purchasers”);

8)	the Persons listed in Schedule 2-A (the “Founders” and each, a “Founder”); and

9)	the Persons listed in Schedule 2-B (the “Founder Holdcos” and each, a “Founder Holdco”).

Each of the Company, the HK Co, the WFOE, the US Co, the DomCo, HK Auto Tech, the Founders, the Founder Holdcos and the Purchasers shall be referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein shall have the meaning set forth in Schedule 3 attached hereto. For the avoidance of doubt, one or more Purchasers (solely with respect to the purchase and subscription of Series E Preferred Shares) may be added as a “Party” and each be bound by the rights and obligations of a “Purchaser” set forth hereunder (the “Additional Purchaser(s)”) on or after the date hereof but prior to January 31, 2021 by delivering an executed and dated signature page to this Agreement, and, Schedule 1 shall be updated to reflect the same.

RECITALS

WHEREAS, as of the Execution Date, (i) each Founder owns beneficially and of record one hundred percent (100%) equity interest of its respective Founder Holdco; (ii) the Founder Holdcos collectively own beneficially and of record thirty-six point three two four percent (36.324%) of the equity interest of the Company; (iii) the Company owns beneficially and of record one hundred percent (100%) equity interest of the HK Co; (iv) the HK Co owns beneficially and of record one hundred percent (100%) equity interest of the WFOE; (v) the WFOE owns beneficially and of record one hundred percent (100%) equity interest of the DomCo; (vi) the Company owns beneficially and of record one hundred percent (100%) equity interest of the US Co; and (vii) the Company owns beneficial and of record one hundred percent (100%) equity interest of HK Auto Tech.

WHEREAS, the Company is an exempted limited liability company and immediately prior to the Closing shall have an authorized share capital consisting of (i) 361,897,230 ordinary shares, par value US$0.0001 per share (each an “Ordinary Share”), of which 60,542,105 Ordinary Shares are issued and fully paid-up; (ii) 20,000,000 Series A preferred shares, par value US$0.0001 per share (each a “Series A Preferred Share”), all of which have been issued; (iii) 8,218,203 Series A-2 preferred shares, par value US$0.0001 per share (each a “Series A-2 Preferred Share”), all of which have been issued; (iv) 7,080,000 Series B-1 preferred shares, par value US$0.0001 per share (each a “Series B-1 Preferred Share”), all of which have been issued, (v) 3,000,000 Series B-2 preferred shares, par value US$0.0001 per share (each a “Series B-2 Preferred Share”), all of which have been issued, (vi) 3,465,372 Series B-3 preferred shares, par value US$0.0001 per share (each a “Series B-3 Preferred Share”), all of which have been issued, (vii) 14,993,041 Series C preferred shares, par value US$0.0001 per share (each a “Series C Preferred Share”), all of which have been issued, and (viii) 20,345,131 Series D-1 preferred shares, par value US$0.0001 per share (each a “Series D-1 Preferred Share”), all of which have been issued, (ix) 50,000,000 Series E preferred shares, par value US$$0.0001 per share (each a “Series E Preferred Share”), (x) 3,928,937 Series E-1 preferred shares, par value US$$0.0001 per share (each a “Series E-1 Preferred Share”), and (xi) 7,072,086 Series E-2 preferred shares, par value US$$0.0001 per share (each a “Series E-2 Preferred Share”, and together with the Series A Preferred Share, the Series A-2 Preferred Share, the Series B-1 Preferred Share, the Series B-2 Preferred Share, the Series B-3 Preferred Share, the Series C Preferred Share, Series D-1 Preferred Share, Series E Preferred Shares, Series E-1 Preferred Shares and Series E-2 Preferred Shares, the “Preferred Shares”), none of which have been issued, in each case as set forth in the capitalization table attached as Schedule 8 hereto.

WHEREAS, the Purchasers wish to purchase from the Company the Series E Preferred Shares or the Series E-1 Preferred Shares, as applicable, to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	PURCHASE AND SALE OF SECURITIES

1.1	Sale and Issuance of Series E Preferred Shares or Series E-1 Preferred Shares

Subject to the terms and conditions of this Agreement, each Purchaser agrees to, severally and not jointly, purchase at the Closing (as defined below) with respect to such Purchaser, and the Company agrees to sell and issue to such Purchaser at the Closing with respect to such Purchaser, that number of Series E Preferred Shares or Series E-1 Preferred Shares, as applicable, set forth opposite such Purchaser’s name on Schedule 1, as may be amended from time to time on or prior to the Closing (the “Purchased Shares” with respect to such Purchaser) for the total consideration set forth opposite such Purchaser’s name on Schedule 1, as may be amended from time to time on or prior to the Closing (the “Purchase Price” with respect to each Purchaser). For the avoidance of doubt, the Purchase Price of the Series E Preferred Shares subscribed pursuant to this Agreement shall be at a per share purchase price no less than US$14.1401.

1.2	Closing; Delivery

(a) The purchase and sale of the Purchased Shares with respect to each Purchaser shall take place remotely via the exchange of documents and signatures at such time and place as the Company and such Purchaser may mutually agree upon, which shall, unless the Company and such Purchaser agree otherwise, be no later than five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 2 and Section 3 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing with respect to such Purchaser). The completion of the purchase and sale of the Purchased Shares with respect to a Purchaser shall be referred to as the “Closing” with respect to such Purchaser.

(b) At the Closing with respect to each Purchaser, (i) the Company shall (x) cause its register of members to be updated to reflect such Purchaser’s ownership of the Purchased Shares with respect to such Purchaser, (y) deliver a copy of the updated register of members of the Company to such Purchaser, certified as a true and correct copy by the Company’s registered agent, and (z) deliver to such Purchaser copies of the share certificates representing the Purchased Shares with respect such Purchaser (the originals of which shall be delivered to such Purchaser (or its designated custodian) within ten (10) Business Days after the Closing with respect to such Purchaser); and (ii) such Purchaser (other than Sina) shall pay or cause to be paid the Purchase Price with respect to such Purchaser in accordance with Section 1.3.

(c) Each of the Company and Sina hereby agrees that the outstanding principal (the “Convertible Loan”) under the Convertible Loan Agreement dated June 8, 2020 by and between the Company and Sina (the “Convertible Loan Agreement”) shall convert at the Closing into that number of Purchased Shares as indicated opposite Sina’s name on Schedule 1 (the “Conversion”). Sina is purchasing such Purchased Shares by converting the amount of outstanding principal which is owed to it under the Convertible Loan Agreement. Sina acknowledges and agrees: (i) that the Purchased Shares issued to it pursuant to this Agreement upon conversion of the Convertible Loan fully satisfy the Company’s obligation under the Convertible Loan Agreement; (ii) that all outstanding principal under the Convertible Loan Agreement shall be automatically converted into Purchased Shares as set forth on Schedule 1 without further action on the part of the Company or Sina and the Convertible Loan Agreement shall be automatically satisfied, extinguished and cancelled in its entirety and thereafter represents only the right of Sina to receive the Purchased Shares issuable upon such conversion as set forth on Schedule 1; (iii) that any and all accrued interest under the Convertible Loan Agreement is waived and not payable, (iv) to waive and hereby does waive Sina’s right to any notice with respect to the transactions contemplated by the Conversion and this Agreement required in connection with the Convertible Loan Agreement or otherwise; (v) that notwithstanding anything to the contrary with respect to Sina’s Convertible Loan, Sina shall be entitled solely to the rights set forth in the Transaction Documents with respect to the ownership of the Purchased Shares and shall have no further rights with respect to the Convertible Loan Agreement; and (vi) upon satisfaction and cancellation of Sina’s Convertible Loan pursuant to this Agreement, the Company will be forever released from all of its obligations and liabilities with respect to the Convertible Loan and the Convertible Loan Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, the cancellation, release and extinguishment of the Convertible Loan Agreement is effective upon the Closing, whether or not the Convertible Loan Agreement are delivered to or marked canceled by the Company.

1.3	Closing Account

Payment of the Purchase Price by a Purchaser to the Company shall be made by remittance of immediately available US$ funds to a bank account of the Company designated by the Company in writing at least three (3) Business Days before the Closing with respect to such Purchaser. All bank charges and related expenses for remittance and receipt of any Purchase Price shall be for the account of the Company.

2.	CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS AT THE CLOSING

The obligations of each Purchaser, severally but not jointly, to purchase its Purchased Shares at the Closing are subject to the fulfillment, on or before the Closing with respect to such Purchaser, of each of the following conditions, unless otherwise waived in writing by such Purchaser:

2.1	Completion of Due Diligence

With respect to any Lead Investor Consortium Member, the Lead Investor Consortium shall have been satisfied with its business, legal and financial due diligence review on the Group Companies.

2.2	Material Adverse Effect

Since the Statement Date, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company.

2.3	Proceedings and Documents

All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to such Purchaser, and such Purchaser (or its legal counsel) shall have received all such counterpart originals and certified or other copies of such documents as reasonably requested. Each of the Warrantors shall have (i) performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Warrantors; and (ii) to the extent applicable, approved the aforesaid performance and compliance by its respective directors and shareholders’ resolutions, on or before the Closing.

2.4	Authorizations

The Warrantors shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Purchased Shares to such Purchaser, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing. The Company shall have obtained enforceable waivers in respect of any preemptive, anti-dilution or similar rights applicable to the transactions contemplated by this Agreement and other Transaction Documents, and true copies of such waivers shall have been delivered to the Purchasers.

2.5	Representations and Warranties

The Fundamental Warranties shall be true, complete and correct as of the Execution date and the Closing. The representations and warranties of the Warrantors contained in Schedule 5 (other than the Fundamental Warranties) shall be true, complete and correct in all material respects as of the Execution Date and the Closing, except for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true, complete and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations shall have been true, complete and correct in all respects (subject to Section 2.5(i)) as of such particular date.

2.6	Restated Articles

The seventh amended and restated memorandum and articles of association of the Company shall have been amended as set forth substantially in the form and substance attached hereto as Exhibit A (the “Restated Articles”), which shall have been duly adopted by all necessary actions of the shareholders of the Company.

2.7	Transaction Documents

The Company, the HK Co, the US Co, the WFOE, the DomCo, HK Auto Tech, the Founders, the Founder Holdcos and certain other parties shall have executed and delivered the Shareholders’ Agreement.

2.8	Compliance Certificates

Such Purchaser shall have received a certificate executed and delivered by the Warrantors, substantially in the form and substance attached hereto as Exhibit C.

2.9	Investment Committee Approval

The internal authority of such Purchaser shall have approved the execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

2.10	Management Rights Letter

If so requested by such Purchaser prior to Closing, the Company shall have delivered to such Purchaser a management rights letter, in the form attached hereto as Exhibit D, addressed to such Purchaser and duly executed by the Company.

2.11	Legal Opinions

The Company shall have delivered to such Purchaser legal opinions dated the date of the Closing and addressed to such Purchaser issued by the legal counsel of the Cayman Islands, customary to the transactions of this kind, and in form and substance reasonably satisfactory to such Purchaser.

2.12	Financial Statements

The Company shall have delivered to such Purchaser unaudited consolidated Financial Statements for the nine (9) months ending on September 30, 2020 (the “Third-Quarter Financial Statements”).

3.	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AT CLOSING

The obligations of the Company to sell the Purchased Shares to each Purchaser at the Closing are subject to the fulfillment of each of the following conditions by such Purchaser, on or before the Closing with respect to such Purchaser, unless otherwise waived in writing by the Company:

3.1	Representations and Warranties

The representations and warranties of such Purchaser contained in Schedule 7 shall be true, complete and correct in all material respects as of the Execution Date and the Closing.

3.2	Performance

Such Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

3.3	Execution of Shareholders’ Agreement

Such Purchaser shall have executed and delivered to the Company the Shareholders’ Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Warrantors, jointly and severally, represent and warrant to each Purchaser that the statements contained in Schedule 5 attached hereto are true, correct and complete (i) on and as of the Execution Date, and (ii) on and as of the date of the Closing with respect to such Purchaser (with the same effect as if made on and as of such date), except to the extent fairly and specifically disclosed in the disclosure schedule attached hereto as Schedule 6 (the “Disclosure Schedule”), which disclosures shall be deemed to be part of the representations and warranties as if made hereunder.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Company that the statements contained in Schedule 7 attached hereto are true, correct and complete with respect to such Purchaser as of the Closing with respect to such Purchaser.

6.	UNDERTAKINGS

The Warrantors hereby jointly and severally covenant to each Purchaser as follows:

6.1	Ordinary Course of Business

From the Execution Date until the earlier of the Termination Date with respect to such Purchaser or the Closing with respect to such Purchaser, each Group Company shall, and the Founders and the Founder Holdcos shall cause each of the Group Companies to, conduct its business in the ordinary course and shall use its commercially reasonable efforts to maintain the present character and quality of the business, including without limitation, its present operations, physical facilities, working conditions, goodwill and relationships with lessors, licensors, suppliers, customers, employees and independent contractors.

6.2	Use of Proceeds

In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Shareholders’ Agreement, the Company will use the proceeds from the sale of all the Purchased Shares for (i) general working capital; and (ii) other general corporate purposes for the Group Companies.

6.3	Notice of Certain Events

If at any time before the Closing, any Warrantor comes to know of any material fact or event which: (i) is in any way inconsistent with any of the representations and warranties in this Agreement; (ii) suggests that any fact warranted hereunder may not be as warranted or may be misleading; or (iii) might affect the willingness of a prudent investor to purchase the Purchased Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Purchased Shares, then the Warrantors shall immediately notify each of the Purchasers in writing, describing the fact or event in reasonable detail.

6.4	Compliance

The Group Companies shall, and the Founders and the Founder Holdcos shall cause the Group Companies to, at all times comply with all applicable Laws in all material respects.

6.5	Filing of Restated Articles

Within ten (10) days following the Closing, the Company shall, and the Founders and Founder Holdcos shall procure the Company to, duly file the Restated Articles with the Registrar of Companies of the Cayman Islands.

6.6	No More Favorable Rights

Without the prior written consent of the Lead Investor Consortium, none of the Warrantors or their respective Affiliates shall grant or make available to any holders of, or any persons who have agreed to subscribe for, Series E Preferred Shares, Series E-1 Preferred Shares or Series E-2 Preferred Shares, any rights, privileges, protections, waivers, exemptions, terms or conditions that are more favorable than those granted or made available to the Lead Investor Consortium Members under the Transaction Documents in any respect; provided, however, that the Lead Investor Consortium shall not unreasonably withhold or delay its consent with respect to reasonable rights and conditions granted to persons that can bring strategic value to the Company that is, or is reasonably expected to be, material to the business of the Group Companies taken as a whole. Without prejudice to the foregoing, if any of the Warrantors or its Affiliates grants or makes available to, whether prior to, on or after the date hereof, (i) any other holders of, or any other persons who have agreed to subscribed for, Series E Preferred Shares, Series E-1 Preferred Shares or Series E-2 Preferred Shares, any rights, privileges, protections, waivers, exemptions, consents, terms or conditions more favorable than those granted or made available to the Lead Investor Consortium Members under the Transaction Documents (except for board seats, observer seats, or those granted pursuant to instruments signed prior to the date hereof and fully disclosed to the Purchasers), then each Purchaser of Series E Preferred Shares shall be automatically entitled to such more favorable rights, privileges, protections, waivers, exemptions, consents, terms or conditions, as applicable, and shall have the right to require the Warrantors to amend and restate the applicable Transaction Documents to reflect such more favorable rights, privileges, protections, waivers, exemptions, consents, terms or conditions, as applicable, such that the undertakings set forth in the first sentence of this paragraph will remain (or become, as applicable) true and correct.

7.	CURE OF BREACHES; INDEMNITY

7.1 In the event of: (a) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents; or (b) any breach or violation of any covenant or agreement contained herein or any of the other Transaction Documents (each of (a) or (b), a “Breach”), the Group Companies shall, jointly and severally, cure such Breach (to the extent that such Breach is curable) to the satisfaction of a Purchaser (it being understood that any cure shall be without resorting to cash or assets of any of the Group Companies). Notwithstanding the foregoing, the Group Companies shall also, jointly and severally, indemnify such Purchaser and its Affiliates, limited partners, members, stockholders, directors, officers, employees, agents, representatives and assigns (each, an “Indemnitee”) for any and all losses, liabilities, damages, diminution in value, liens, claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Indemnifiable Loss”), resulting from, or arising out of, or due to, directly or indirectly, any Breach; provided, however, that “diminution in value” as used in the preceding sentence shall not include any diminution in value not directly or indirectly caused by one or more Breaches.

7.2 Notwithstanding the foregoing, the Group Companies shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or due to, directly or indirectly, any claim for (i) any material liability caused by the infringement or violation of any intellectual property rights of any third party by any Group Company, (ii) any breach or non-performance of any of the Specified Investment Agreements, or (iii) tax which has been assessed or may hereafter be assessed against any Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by any Group Company on or before the Closing and any costs, fees, penalty, surcharge, fine, expenses or other liabilities incurred in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in relation to any such tax, and the enforcement of any arbitration award or judgment in relation to such tax (whether or not such tax is chargeable against or attributable to any other person), provided, however, that the Group Companies shall be under no liability in respect of taxation:

(a) that is promptly cured without resorting to cash or other assets of any Group Company;

(b) to the extent that provision, reserve or allowance has been made for such tax in the audited consolidated financial statement of the Company;

(c) if the liability has arisen in, and relates to, the ordinary course of business of the Group Companies since the Statement Date;

(d) to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Delivered Financial Statements being insufficient by reason of any increase in rates of tax announced after the Closing with retrospective effect; and

(e) to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect.

The survival period for any indemnity obligation relating to (x) claims for tax matters arising under this Section 7.2 shall be the applicable statute of limitations for tax claims and (y) claims pursuant to Section 7.2(ii) shall be five years after the Closing.

7.3 In the event that an Indemnitee suffers an Indemnifiable Loss as provided in Section 7.1 or 7.2 and the Group Companies fail to fulfill their obligations under Section 7.1 or 7.2 to indemnify the Indemnitee for the full amount of such Indemnifiable Loss within sixty (60) days upon receipt of written notice thereof from such Indemnitee, then the Founders and Founder Holdcos shall jointly and severally indemnify the Indemnitee any shortfall of such indemnification, provided, however, that absent fraud, willful misconduct or gross negligence conducted by the Founders, none of the Founders’ or Founder Holdcos’ assets, other than the Ordinary Shares of the Company held by the Founders and/or Founder Holdcos, shall in any respect be used to satisfy any of the Founders and/or Founder Holdcos’ indemnity obligations pursuant to this Agreement (and the Indemnitee shall have no right to claim against any of the Founders’ assets but for the Ordinary Shares of the Company held by the Founders and/or Founder Holdcos). Any indemnification provided by the Warrantors other than the Founders and the Founder Holdcos pursuant to this Section 7.3 shall not prejudice or otherwise affect the right of the Indemnitee to seek indemnification from the Group Companies pursuant to Section 7.1 or 7.2; provided, however, that to the extent an Indemnitee is able to recover any Indemnifiable Loss from the Group Companies, the Warrantors other than the Group Companies shall not be obligated to indemnify such Indemnitee of such recovered amount.

7.4 If a Purchaser or other Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Section 7, it shall give prompt notice thereof to the Company stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim (or a reasonably estimate thereof) asserted. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from any Warrantor pursuant to this Section 7, no settlement shall be deemed conclusive with respect to whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by the Founders or their Founder Holdcos. Any dispute related to this Section 7 shall be resolved pursuant to Section 8.15.

7.5 Notwithstanding any other provisions contained herein, the Purchasers acknowledge that the indemnities under this Section 7 shall, absent fraud, willful misconduct or gross negligence by the Warrantors, be subject to the following provisions:

(a) the aggregate indemnification amount claimed by a Purchaser or its Indemnitees against all the Warrantors arising under or in connection with this Agreement shall not exceed in the aggregate the amount equal to the Purchase Price paid by such Purchaser under this Agreement;

(b) the aggregate indemnification amount claimed against all the Warrantors arising under or in connection with Section 7.2(ii) shall not exceed US$10,000,000; and

(c) the Warrantors shall not be required to indemnify any Indemnitee for (i) any claim unless the Indemnifiable Losses in connection with any claim or claims suffered by all the Indemnitees are US$100,000 or more, on a cumulative basis, in which case the Warrantors shall be liable for the Indemnifiable Losses in respect to the claim from the first US$, or (ii) any claim arising out of any breach of any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents to the extent that the relevant matters have been fairly and specifically disclosed in the Disclosure Schedule (without prejudice to the indemnification obligations arising from Section 7.2).

8.	MISCELLANEOUS

8.1	Survival of Warranties

The Fundamental Warranties shall survive the Closing until the latest date permitted by Law or indefinitely if such date is not provided. The representations and warranties of the Warrantors contained in or made pursuant to this Agreement (other than the Fundamental Warranties) shall survive the Closing for a period until two (2) years after the Closing. Any fact or matter which is fairly and specifically disclosed in the Disclosure Schedule shall constitute notice to the Purchasers of the fact or matter so disclosed or actually known, as applicable, and the Purchasers shall be deemed to have waived any claim against the Warrantors on account of any inconsistency between such fact or matter and any of the representations and warranties of the Warrantors in this Agreement (except where any of such fact or matter in the Disclosure Schedule is untrue, incorrect or incomplete).

8.2	Confidentiality

(a) Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except as permitted in accordance with the provisions set forth below.

(b) Permitted Disclosures. Notwithstanding the foregoing, the Company may disclose (i) the existence of the investment to its bona fide prospective purchasers, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by each Purchaser, such approval not to be unreasonably withheld; and (ii) the Transaction Terms to its current shareholders, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8.2, or to any person or entity to which disclosure is approved in writing by each Purchaser, which such approval is not to be unreasonably withheld. Each Purchaser may disclose (x) the existence of the investment and the Transaction Terms to any Affiliate, legal counsels, advisors, partner, limited partner, former partner, potential partner or potential limited partner of such Purchaser and its Affiliates and (y) the fact of its own investment to the public, in each case as it deems appropriate at its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.2(c) below.

(c) Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Transaction Terms, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. At the request of another Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(d) Other Exceptions. Notwithstanding any other provision of this Section 8.2, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted Party.

(e) Press Releases, Etc. No announcements regarding a Purchaser’s investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of such Purchaser and the Company, provided that such consent shall not be unreasonably withheld.

(f) Other Information. The provisions of this Section 8.2 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

8.3	Transfer; Successors and Assigns

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. No Warrantor may assign its rights or delegate its obligations under this Agreement without the written consent of the Purchaser subscribing for at least a majority of the total Purchased Shares. A Purchaser may assign any of its rights and obligations under this Agreement to any of its Affiliates. Any attempted assignment in violation of this Section 8.3 shall be void.

8.4	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

8.5	Counterparts; Facsimile and Emails

This Agreement may be executed and delivered by facsimile, email or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6	Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by facsimile, upon receipt of confirmation of error-free transmission (or, if such confirmation is received outside normal business hour, on the next Business Day), (c) when sent by electronic mail, upon such mail being sent unless the sending Party subsequently learns that such electronic mail was not successfully delivered; (d) five (5) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid; or (e) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address, e-mail address, or facsimile number as set forth on Schedule 9, or as subsequently modified by written notice given in accordance with this Section 8.7.

8.8	No Finder’s Fees

Except as set forth in the Disclosure Schedule, each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which any Warrantor or any of its officers, employees or representatives is responsible.

8.9	Fees and Expenses

Each Party hereto shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that the Company shall, upon the first Closing, reimburse the Lead Investor Consortium of legal fees and third party consulting or advisory expenses incurred in connection with the transactions contemplated by the Transaction Documents of up to US$130,000 (to be allocated among the Lead Investor Consortium Members as agreed between them).

8.10	Attorney’s Fees

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

8.11	Amendments and Waivers

Any term of this Agreement (other than (i) Schedule 1, which may be amended from time to time on or prior to the Closing or when an Additional Purchaser is added to this Agreement, and (ii) Schedule 9, which may be updated when an Additional Purchaser is added to this Agreement) may be amended or waived only with the written consent of the Company, the Founders and each Lead Investor Consortium Member; provided that any amendment adversely affecting any Purchaser not in proportion to any other Purchaser, or any waiver of any provision providing benefit to each individual Purchaser, shall additionally require the written consent of each affected Purchaser. Any amendment or waiver effected in accordance with this Section 8.11 shall be binding upon the Group Companies, the Founders, the Founder Holdcos, the Purchasers, and each transferee of the Purchased Shares or the Conversion Shares and each future holder of all such securities.

8.12	Severability

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.13	Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.14	Entire Agreement

This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof and thereof existing between the Parties are expressly canceled.

8.15	Dispute Resolution

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three (3). The arbitration proceedings shall be conducted in English.

8.16	No Commitment for Additional Financing

The Warrantors acknowledge and agree that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Purchased Shares as set forth herein and subject to the conditions set forth herein. In addition, the Warrantors acknowledge and agree that (i) no oral statements made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) no Warrantor shall rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, at its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.17	Rights Cumulative; Not Joint Liabilities

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Notwithstanding anything to the contrary herein, the obligation and liabilities of the Purchasers hereunder and under the other Transaction Documents shall be several and not joint.

8.18	No Waiver

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.19	Third Party Beneficiaries

Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Section 7 of this Agreement as if it were a Party hereto. Subject to the preceding sentence, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any terms of this Agreement. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person, including an Indemnitee.

8.20	Specific Performance

The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

8.21	Termination of Agreement

(a)	Rights of Termination.

This Agreement may be terminated with respect to a Purchaser before the Closing as follows:

(1) at the election of such Purchaser on or after January 31, 2021, if the Closing with respect to such Purchaser shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Company and such Purchaser; provided that: (i) such Purchaser is not in material default of any of its obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 8.21(a)(1) shall not be available to such Purchaser if its breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by January 31, 2021.

(2) at the election of the Company on or after January 31, 2021, if the Closing with respect to such Purchaser shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Company and such Purchaser; provided that: (i) the Warrantors are not in material default of any of their obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 8.21(a)(2) shall not be available to the Company if a Warrantor’s breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by January 31, 2021;

(3) by mutual written consent of the Company and such Purchaser as evidenced in writing signed by the Company and such Purchaser;

(4) by such Purchaser in the event of any breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by any Warrantor that is not curable or that is curable but is not cured within thirty (30) Business Days of written notice; or

(5) by such Purchaser if any event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company.

(b)	Effect of Termination.

(1) The date of termination of this Agreement with respect to a Purchaser pursuant to Section 8.21(a) hereof shall be referred to as “Termination Date” with respect to such Purchaser.

(2) In the event of termination by the Company and/or such Purchaser pursuant to Section 8.21(a) hereof, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate with respect to such Purchaser, and each of the Company and such Purchaser shall be relieved of the duties and obligations among them arising under this Agreement after the date of such termination and such termination shall be without liability to the Company or such Purchaser; provided that (i) no such termination shall relieve the Company or such Purchaser from liability for any breach of this Agreement incurred before the termination; and (ii) such termination shall not affect the rights, duties and obligations existing between the Warrantors and any other Purchaser pursuant to this Agreement.

(c) Surviving Provisions.

(1) The provisions of this Section 8.21, Section 7, Section 8.1, Section 8.2, Section 8.4, Section 8.7, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 8.13, Section 8.15, Section 8.17, Section 8.18, Section 8.19, and Section 8.20, hereof shall survive any termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

COMPANY:	Tusimple (Cayman) Limited

	By:	/s/ Mo Chen
Name: Mo Chen
Title: Director

HK CO:	Tusimple (Hong Kong) Limited

	By:	/s/ Mo Chen
Name: Mo Chen
Title: Director

HK AUTO TECH:	Tusimple (Hong Kong) Auto Tech Limited

	By:	/s/ Naiyan Wang
Name: Naiyan Wang
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

WFOE:	Beijing Tusen Zhitu Technology Co., Ltd.

	By:	/s/ Minhua Guo
Name: Minhua Guo
Title: Legal Representative

Affix Seal: [Beijing Tusen Zhitu Technology Co., Ltd. company seal is affixed]

DOMCO:	Beijing Tusen Weilai Technology Co., Ltd.

	By:	/s/ Minhua Guo
Name: Minhua Guo
Title: Legal Representative

Affix Seal: [Beijing Tusen Weilai Technology Co., Ltd. company seal is affixed]

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

US CO:	TuSimple, Inc.

	By:	/s/ Xiaodi Hou
Name: Xiaodi Hou
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

FOUNDERS:	Mo Chen

	By:	/s/ Mo Chen

Xiaodi Hou

	By:	/s/ Xiaodi Hou

Zhenguo Ren

	By:	/s/ Zhenguo Ren

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

FOUNDER HOLDCOS:	Gray Jade Holding Limited

/s/ Mo Chen
Name: Mo Chen
Title: Director

White Marble International Limited

/s/ Xiaodi Hou
Name: Xiaodi Hou
Title: Director

Ancient Jade International Limited

/s/ Zhenguo Ren
Name: Zhenguo Ren
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Hel Ved Turbo Investment IV Inc

	By:	/s/ Annie Lai
Name: Annie Lai
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	LHCP Project Auto 2020 Limited

	By:	/s/ Su Shan
Name: Su Shan
Title: Authorized Signatory

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Aspex Master Fund

	By:	/s/ LI Ho Kei
Name: LI Ho Kei
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	VectoIQ - TuSimple SPV LLC
By: VectoIQ – TuSimple MM LLC, its managing member
By: VectoIQ LLC, VectoIQ – TuSimple MM LLC’s manager

	By:	/s/ Stephen Girsky
Name: Stephen Girsky
Title: Managing Member

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Fourth Avenue FF Opportunities LP – Series M
By its general partner, Fourth Avenue Capital Partners GP LLC

	By:	/s/ Tracy Fu
Name: Tracy Fu
Title: Managing Member

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Canadian National Railway Company

	By:	/s/ Ghislain Houle
Name: Ghislain Houle
Title: Executive Vice-President & Chief Financial Officer

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Union Pacific Corporation

	By:	/s/ Gary W. Grosz
Name: Gary W. Grosz
Title: Vice President and Treasurer

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Xpress Holdings, Inc.

	By:	/s/ Mindy Walser
Name: Mindy Walser
Title: President

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Wanxiang International Investment, LLC

	By:	/s/ Pin Ni
Name: Pin Ni
Title: Manager

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	The Goodyear Tire & Rubber Company

	By:	/s/ Christopher P. Helsel
Name: Christopher P. Helsel
Title: Sr. VP & Chief Technology Officer

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Frees Properties Limited

	By:	/s/ CHENG CHI MAN
Name: CHENG CHI MAN
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Sunrise Drive Group Limited

	By:	/s/ Thomas Chu
Name: Thomas Chu
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Sun Hung Kai Strategic Capital Limited

	By:	/s/ Robert Quinlivan
Name: Robert Quinlivan
Title: Authorised signatory

	By:	/s/ Elsy Li
Name: Elsy Li
Title: Authorised Signatory

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Data0.2, LLC

	By:	/s/ Jason Larian
Name: Jason Larian
Title: Manager

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	JenCap Route Partners L.P.

	By:	JenCap Route GP, its general partner

	By:	/s/ Tan Hainan
Name: Tan Hainan
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	SUN Dream Inc

	By:	/s/ Charles Chao
Name: Charles Chao
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Navistar, Inc.

	By:	/s/ Scott F. Renier
Name: Scott F. Renier
Title: VP, Corp Development/M&A

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	SKY9 CAPITAL MVP FUND, L.P.

By: Sky9 Capital MVP GP Ltd,
its general partner

	By:	/s/ Ronald Cao
Name: Ronald Cao
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	2011 Buss Family Trust

	By:	/s/ Brad Buss
Name: Brad Buss
Title: Manager

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Classic Elite Limited

	By:	/s/ Peter A. Allen
Name: Peter A. Allen
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Wong Ka Kit

/s/ Wong Ka Kit

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Karen C. Francis Second Restated Revocable Trust dated 1.30.2012

	By:	/s/ Karen C. Francis
Name: Karen C. Francis
Title: Trustee

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Richard C. DeGolia Trust dated 8.27.2004

	By:	/s/ Richard C. DeGolia
Name: Richard C. DeGolia
Title: Trustee

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Werner Enterprises, Inc.

	By:	/s/ Nathan Meisgeier
Name: Nathan Meisgeier
Title: Exec. Vice President & Chief Legal Officer

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Packerland Tech Ventures LLC

	By:	/s/ Thomas Jackson
Name: Thomas Jackson
Title: Vice President & Secretary

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Socius Capital Limited

	By:	/s/ Howe Leng
Name: Howe Leng
Title: Director

	By:	/s/ Yu Liu
Name: Yu Liu
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Perry Creek Capital Partners LP

	By:	/s/ Brian Zingale
Name: Brian Zingale
Title: Partner

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Perry Creek Capital Fund II LP

	By:	/s/ Brian Zingale
Name: Brian Zingale
Title: Partner

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	TuSimple.AI SPV, LLC

	By:	/s/ Cheng Lu
Name: Cheng Lu
Title: Partner

SIGNATURE PAGE TO SERIES E PREFERRED SHARE PURCHASE AGREEMENT

SCHEDULES AND EXHIBITS

Schedules

Schedule 1	Schedule of Purchasers
Schedule 2-A	Schedule of Founders
Schedule 2-B	Schedule of Founder Holdcos
Schedule 3	Definitions
Schedule 4	Schedule of Key Employees
Schedule 5	Representations and Warranties of the Warrantors
Schedule 6	Disclosure Schedule
Schedule 7	Representations and Warranties of the Purchasers
Schedule 8	Capitalization Table
Schedule 9	Notices

SCHEDULES AND EXHIBITS

Exhibits

Exhibit A        Restated Articles

Exhibit B        Shareholders’ Agreement

Exhibit C        Form of Compliance Certificate

SCHEDULES AND EXHIBITS

SCHEDULE 1

SCHEDULE OF PURCHASER

SCHEDULE 1

SCHEDULE 2-A

SCHEDULE OF FOUNDER

SCHEDULE 2-A

SCHEDULE 2-B

SCHEDULE OF FOUNDER HOLDCO

SCHEDULE 2-B

SCHEDULE 3

DEFINITIONS

1.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, officer, director, member or employee of such Person and any venture capital or other fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person. With respect to a natural person, his or her Affiliates also include his or her children, stepchildren, grandchildren, parents, step-parents, grandparents, spouse and siblings.

2.	“Agreement” has the meaning ascribed to it in the Preamble to this Agreement.

3.	“Anti-Corruption Laws” has the meaning set forth in Section 19 of Schedule 5.

4.	“Anti-Money Laundering Laws” has the meaning ascribed to it in Section 25.4 of Schedule 5.

5.	“Board of Directors” or “Board” means the Company’s board of Directors.

6.	“Breach” has the meaning ascribed to it in Section 7.1.

7.

“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Hong Kong, Beijing, or New York are authorized or required to be closed for the conduct of regular banking business.

8.	“Business Plan” has the meaning ascribed to it in Section 30 of Schedule 5.

9.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment or Financing and in Return Investment via Special Purpose Vehicles promulgated by the State Administration of Foreign Exchange of the PRC on July 4, 2014.

10.	“Closing” has the meaning ascribed to it in Section 1.2(a).

11.	“Company” has the meaning ascribed to it in the Preamble.

12.	“Company Law” means the Companies Law (as amended) of the Cayman Islands.

13.	“Confidential Information Agreements” has the meaning ascribed to it in Section 21 of Schedule 5.

14.	“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.

15.

“Control” or “control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through any contractual relationship (including, without limitation, pursuant to a management or advisory agreement) or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” (and their lower-case counterparts) have meanings correlative to the foregoing.

16.

“Control Documents” means the Exclusive Business Cooperation and Service Agreement, Share Pledge Agreement, Exclusive Option Agreement, and Power of Attorney in form and substance attached to any Series D-1 share purchase agreement.

17.	“Conversion Shares” means Ordinary Shares issuable upon conversion of any Preferred Shares.

18.

“Convertible Securities” means, with respect to any specified Person, securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

19.	“Delivered Financial Statements” has the meaning set forth in Section 14 of Schedule 5.

20.	“Directors” means the members of the Board of Directors.

21.	“Disclosing Party” has the meaning ascribed to it in Section 8.2(c).

22.	“Disclosure Schedule” has the meaning ascribed to it in Section 4.

23.	“DomCo” has the meaning ascribed to it in the preamble.

24.	“Employee Benefit Plans” has the meaning ascribed to it in Section 16.7 of Schedule 5.

25.

“Equity Transfers” means (1) Hou Xiaodi ( ), Hao Jianan ( ), Guo Minhua ( ) and Ren Zhenguo ( )’s transfers of all the equity interests they held in Shanghai Tusen Weilai Artificial Intelligence Technology Co., Ltd. ( ) to the WFOE at nil consideration; and (2) Hou Xiaodi ( ), Hao Jianan ( ), Guo Minhua ( ), Ren Zhenguo ( ), and Jin Zhuo Heng Bang Technology (Beijing) Co., Ltd. ( )’s transfers of all the equity interests they held in the DomCo to the WFOE at nil consideration.

26.	“Establishment Documents” has the meaning ascribed to it in Section 22.4 of Schedule 5.

27.	“Execution Date” means the date of this Agreement.

28.

“Financial Statements” means the consolidated balance sheet, income statement and statement of cash flows, prepared in accordance with IFRS / US GAAP and applied on a consistent basis throughout the periods indicated.

29.	“Founder(s)” has the meaning ascribed to it in the Preamble.

30.	“Founder Holdcos” has the meaning ascribed to it in the Preamble.

31.	“Fundamental Warranties” means the representations and warranties by the Warrantors set forth in Section 1, Section 2, Section 3, Section 4, Section 5, Section 6 and Section 9 of Schedule 5.

32.

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

33.

“Group Companies” means the Company, the HK Co, the WFOE, the US Co, the DomCo, HK Auto Tech, and any other direct or indirect Subsidiary of any Group Company collectively, and “Group Company” means any one of them.

34.	“GC Product or Service” has the meaning ascribed to it in Section 8.7 of Schedule 5.

35.	“Half-Year Financial Statements” has the meaning set forth in Section 14 of Schedule 5.

36.	“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

37.	“HK Auto Tech” has the meaning ascribed to it in the Preamble.

38.	“HK Co” has the meaning ascribed to it in the Preamble.

39.	“IFRS” mean International Financial Reporting Standards.

40.	“Indemnifiable Loss” has the meaning set forth in Section 7.1.

41.	“Indemnitee” has the meaning set forth in Section 7.1.

42.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by any Group Company.

43.	“Key Employee” means each of the Persons listed in Schedule 4.

44.	“Knowledge” including the phrase “to the Warrantors’ knowledge” means the actual knowledge after reasonable investigation of the Key Employees and the Founders.

45.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

46.

“Lead Investor Consortium” means VectoIQ—TuSimple SPV LLC, Hel Ved Turbo Investment IV Inc, LHCP Project Auto 2020 Limited and Aspex Master Fund, acting collectively, and “Lead Investor Consortium Member” means any of them.

47.	“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

48.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Group Companies, either individually or taken as a whole.

49.	“Material Agreements” has the meaning ascribed to it in Section 10.1 of Schedule 5.

50.	“OFAC” has the meaning ascribed to such term in Section 18.2(a) of Schedule 5.

51.	“OFAC Sanctioned Person” has the meaning ascribed to such term in Section 18.2(b) of Schedule 5.

52.	“OFAC Sanctions” has the meaning ascribed to such term in Section 18.2(a) of Schedule 5.

53.	“Order” or “order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

54.	“Ordinary Share” has the meaning ascribed to it in the Recitals to this Agreement, being an ordinary share of par value US$0.0001 in the capital of the Company.

55.	“Party” and “Parties” has the meaning ascribed to it in the Preamble to this Agreement.

56.	“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

57.	“PRC” means the Peoples’ Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan for the purpose of this Agreement.

58.	“Projections” has the meaning ascribed to it in Section 29 of Schedule 5.

59.	“Preferred Share” has the meaning ascribed to it in the Recitals to this Agreement.

60.

“public official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

61.	“Public Software” has the meaning ascribed to it in Section 8.7 of Schedule 5.

62.	“Purchased Shares” has the meaning ascribed to it in Section 1.1.

63.	“Purchase Price” has the meaning ascribed to it in Section 1.1.

64.	“Purchaser” or “Purchasers” has the meaning ascribed to it in the Preamble.

65.	“Related Party” has the meaning ascribed to it in Section 11.4 of Schedule 5.

66.	“Reserve” or “reservation” has the meaning ascribed to it in Section 4 of Schedule 5.

67.	“Restated Articles” has the meaning ascribed to it in Section 2.6.

68.	“SDN List” has the meaning ascribed to such term in Section 18.2(b) of Schedule 5.

69.	“Secretary” has the meaning ascribed to such term in Section 18.2(a) of Schedule 5.

70.	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or comparable Laws in jurisdictions other than the United States).

71.	“Series A Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

72.	“Series A-2 Preferred Share” has the meaning ascribed to it in the Recitals to this Agreement.

73.	“Series B-1 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

74.	“Series B-2 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

75.	“Series B-3 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

76.	“Series C Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

77.	“Series D-1 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

78.	“Series E Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

79.	“Series E-1 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

80.	“Series E-2 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

81.	“Seventh M&A” has the meaning ascribed to it in Section 9 of Schedule 5.

82.

“Shareholders’ Agreement” means the Seventh Amended and Restated Shareholders’ agreement of Tusimple (Cayman) Limited, to be entered into by and among the Group Companies, the Founders, the Purchasers and certain other parties thereto, substantially in the form and substance attached hereto as Exhibit B and as may be amended and restated from time to time.

83.	“Sina” means SUN Dream Inc and its successors and assignees.

84.

“Specified Investment Agreements” means collectively, the Construction of Autonomous Truck Research, Development and Test Center of Beijing Tusen ( ) and the Supplemental Agreement with respect to the Construction of Autonomous Truck Research, Development and Test Center of Beijing Tusen ( ), in each case by and between the DomCo and Sino-Japan Tangshan Caofeidian Eco-Industrial Area Administration Committee ( ).

85.	“Statement Date” has the meaning ascribed to it in Section 14 of Schedule 5.

86.

“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or US GAAP; or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies (other than the Company) and/or any other company Controlled by the Company, directly or indirectly, through contractual arrangement (including via the variable interest entities arrangement).

87.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement (as amended and restated from time to time), the Restated Articles (as amended and restated from time to time) and any other agreements, instruments or documents entered into in connection with this Agreement.

88.	“Termination Date” has the meaning ascribed to it in Section 8.21(b)(1).

89.	“Third-Quarter Financial Statements” has the meaning set forth in Section 2.12.

90.	“Transaction Terms” has the meaning ascribed to it in Section 8.2(a).

91.	“United States Person” has the meaning ascribed to it in Section 18.2(c) of Schedule 5.

92.	“US Co” has the meaning ascribed to it in the Preamble.

93.	“US GAAP” means the Generally Accepted Accounting Principles in the United States.

94.	“US$” means the United States Dollar, the lawful currency of the United States of America.

95.	“Warrantors” means the Group Companies, the Founder Holdcos and the Founders, and “Warrantor” means any one of them.

96.	“WFOE” has the meaning ascribed to it in the preamble.

SCHEDULE 4

SCHEDULE OF KEY EMPLOYEES

SCHEDULE 4

SCHEDULE 5

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

1.	ORGANIZATION, GOOD STANDING, CORPORATE POWER AND QUALIFICATION

Each Warrantor (except for the Founders) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Each Warrantor (except for the Founders) is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each Warrantor has full power, authority and capacity to enter into and perform each of the Transaction Documents to which such Warrantor is a party.

2.	CAPITALIZATION

2.1 The authorized capital of the Company consists, immediately prior to the Closing, of: (a) 361,897,230 Ordinary Shares, of which 60,542,105 shares are issued and outstanding immediately prior to the Closing. All of the outstanding Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable securities laws. The Company holds no treasury shares; and (b) 20,000,000 Series A Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 8,218,203 Series A-2 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 7,080,000 Series B-1 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 3,000,000 Series B-2 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 3,465,372 Series B-3 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 14,993,041 Series C Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 20,345,131 Series D-1 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing, 50,000,000 Series E Preferred Shares, none of which are issued and outstanding immediately prior to the Closing, 3,928,937 Series E-1 Preferred Shares, none of which are issued and outstanding immediately prior to the Closing, and 7,072,086 Series E-2 Preferred Shares, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A Preferred Shares, the Series A-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares, the Series C Preferred Shares, the Series D-1 Preferred Shares, the Series E Preferred Shares, the Series E-1 Preferred Shares and the Series E-2 Preferred Shares are as stated in the Restated Articles and as provided by the Company Law.

2.2 The Company has reserved 21,967,694 Ordinary Shares for issuance to Key Employees, research and technical employees, officers, directors and consultants of the Company pursuant to the 2017 Share Plan of the Company, as amended from time to time, and 4,025,680 of which are issued and outstanding. Of such reserved Ordinary Shares, 1,000,000 Ordinary Shares remain available for issuance to Key Employees, research and technical employees, officers, directors and consultants of the Company.

2.3 Schedule 8 sets forth the capitalization of the Company immediately before and following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, (ii) each series of Preferred Shares; and (iii) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Preferred Shares, (B) the right to purchase the Purchased Shares under this Agreement, (C) the rights provided in the Shareholders’ Agreement, and (D) the warrants and stock purchase rights described in Section 2.3 of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Share or Preferred Share, or any securities convertible into or exchangeable for Ordinary Share or Preferred Share. The warrants and stock purchase rights described in Section 2.3 of the Disclosure Schedule have

SCHEDULE 5

been duly authorized by all necessary corporate actions of the Company and have been validly issued, without any violation of, or with duly obtained waiver of, any person’s preemptive rights, right of first refusal or other similar rights.

2.4 The Founders are the legal and beneficial owners of one hundred percent (100%) equity interest of their respective Founder Holdcos. The Founder Holdcos are the legal and beneficial owners of 56,516,425 Ordinary Shares of the Company. The Company is the sole legal and beneficial owner of one hundred percent (100%) equity interest of the US Co. The Company is the sole legal and beneficial owner of one hundred percent (100%) equity interest of the HK Co, which in turn is the sole legal and beneficial owner of one hundred percent (100%) equity interest of the WFOE. The WFOE is the sole legal and beneficial owner of one hundred percent (100%) equity interest of the DomCo. The Company is the sole legal and beneficial owner of one hundred percent (100%) equity interest of HK Auto Tech.

2.5 Except as set forth in the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or, preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire any equity interest or share capital, or any securities convertible into or exchangeable for an equity interest or share capital, of any Group Company (other than the Company).

3.	SUBSIDIARIES

Section 2.4 of the Disclosure Schedule sets forth a complete structure chart of the Group Companies, listing the full name, jurisdiction of incorporation, and shareholders (with shareholding percentage) of each Group Company (other than the Company). Other than expressly set forth in Section 2.4 of the Disclosure Schedule, the Company and each other Group Company do not currently own or control, directly or indirectly, any interest in any other company, corporation, partnership, trust, joint venture, association, or other business entity. Neither the Company nor any other Group Company is a participant in any joint venture, partnership or similar arrangement.

4.	AUTHORIZATION

With respect to each Warrantor (except for the Founders), all corporate action required to be taken by such Warrantor’s board of directors and shareholders in order to authorize each respective Warrantor to enter into the Transaction Documents to which each such Warrantor is a party, and (only with respect to the Company) to issue the Purchased Shares at the Closing and the Conversion Shares, has been taken or will be taken prior to the Closing. With respect to each Warrantor (except for the Founders), all action on the part of the officers of each Warrantor necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of such Warrantor under the Transaction Documents to be performed as of the Closing, and (only with respect to the Company) the issuance and delivery of the Purchased Shares has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by each Warrantor, shall constitute valid and legally binding obligations of each Warrantor, enforceable against each Warrantor in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable securities laws. The issuance of any Preferred Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights will be obtained from the holders thereof as of the Closing. For the purpose only of this Agreement, “reserve,” “reservation” or similar words with respect to a specified number of Ordinary Shares or Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Restated Articles or otherwise.

SCHEDULE 5

5.	VALID ISSUANCE OF SHARES

5.1 The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of Liens and other restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders’ Agreement, applicable securities laws and liens or encumbrances created by or imposed by the relevant Purchaser. Subject in part to the accuracy of the representations of the Purchaser in Schedule 7 of this Agreement, the Purchased Shares will be issued in compliance with all applicable securities laws. As of the Closing, the Conversion Shares will have been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and nonassessable and free of Liens and other restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities laws and liens or encumbrances created by or imposed by the relevant Purchaser. The Conversion Shares will be issued in compliance with all applicable securities laws.

5.2 All presently outstanding Ordinary Shares and Preferred Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any Liens and free of restrictions on transfer (except for any restrictions on transfer under Transaction Documents or applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

6.	GOVERNMENTAL CONSENTS AND FILINGS

6.1 No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of any Warrantor is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement, the Shareholders’ Agreement or the offer, sale, issuance or reservation for issuance of the Purchased Shares and the Conversion Shares.

6.2 All products or technologies produced, designed, tested, manufactured, fabricated, or developed by Group Companies organized in the United States are classified as EAR99 for export control purposes.

7.	LITIGATION

There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Warrantors’ knowledge, currently threatened (i) against any Warrantor or any officer, director or Key Employee of any Group Company that would either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) to the Warrantors’ knowledge, that questions the validity of the Transaction Documents or the right of any Warrantor to enter into them, or to consummate the transactions contemplated by the Transaction Documents. None of the Warrantors and, to the Warrantors’ knowledge, none of the officers, directors and Key Employees of any Group Company, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any of the Group Company’s employees, their services provided in connection with Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

SCHEDULE 5

8.	INTELLECTUAL PROPERTY

8.1 Each Group Company owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Warrantors’ knowledge, all patents and patent rights, in each case of (i) and (ii), as are necessary to the conduct of such Group Company’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. Section 8.1 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by each Group Company, whether registered or not, and a complete and accurate list of all licenses granted by such Group Company to any third party with respect to any Intellectual Property. No product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringe any intellectual property rights of any other party.

8.2 Except as set forth in the Disclosure Schedule, no Group Company has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business. To the Warrantors’ knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Company. Each Key Employee has assigned to the Group Companies all intellectual property rights he or she owns that are related to the Group Companies’ business as now conducted. Section 8.2 of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names of each Group Company.

8.3 Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the foregoing, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

8.4 No proceedings or claims in which any Group Company alleges that any person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company.

8.5 None of the employees of any Group Company or the Founders are obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies, or that would conflict with the business of any Group Company as presently conducted. To the Warrantors’ knowledge, it will not be necessary to utilize in the course of any Group Company’s business operations any inventions of any of the employees of any Group Company made prior to their employment by the such Group Company, except for inventions that have been validly and properly assigned or licensed to such Group Company as of the date hereof.

8.6 Each Group Company has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.

SCHEDULE 5

8.7 No Public Software (as defined below) forms part of any product or service provided by any Group Company (“GC Product or Service”), and no Public Software was or is used in connection with the development of any GC Product or Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any GC Product or Service. As used in this Section 8.7, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

9.	COMPLIANCE WITH OTHER INSTRUMENTS

9.1 None of the Group Companies, the Founders and the Founder Holdcos is in violation or default (i) of any provisions of its memorandum of association (if any), articles of association or any other applicable constitutional document, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, Contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Section 10.1 of Disclosure Schedule, or (v) of any provision of statute, rule or regulation applicable to such Warrantor or any transaction documents in connection with the Company’s equity and/or debt financings prior to the Execution Date, in the case of the foregoing (ii), (iii), (iv) and (v), the violation of which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There has been no material breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty contained in the Seventh Amended and Restated Memorandum of Association of the Company (“Seventh M&A”) or in the Transaction Documents (as defined in the Seventh M&A). The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, Contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any equity interest or assets of any Group Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2 PENALTIES AND FINES

There are no penalties or fines of whatsoever nature that have ever been imposed on any Group Company.

10.	AGREEMENTS; ACTIONS

10.1 Save for the agreements set out in Section 10.1 of the Disclosure Schedule (the “Material Agreements”) and the Transaction Documents, there are no other agreements, understandings, instruments, Contracts or proposed transactions to which any Group Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, any Group Company in excess of US$200,000 per annum or in excess of US$1,000,000 in the aggregate, (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from any Group Company, other than from or to another Group Company or from a Founder to a Group Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect any Group Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by any Group Company with respect to infringements of proprietary rights, or (v) business cooperation, joint development, or similar arrangements involving any Group Company, and there are no agreements, understandings, instruments, Contracts or proposed

SCHEDULE 5

transactions between any Warrantor and any holder of Preferred Shares amending or varying the rights or obligations of the Company and such holder of Preferred Shares from those set out in the Transaction Documents. All the Material Agreements are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company, and to the Warrantors’ knowledge, by all the other parties thereto. There are to the Warrantors’ knowledge, no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Agreements which would have a Material Adverse Effect and no notice of termination or of intention to terminate has been received in respect of any Material Agreement.

10.2 The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its share capital, and no Group Company has (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$100,000 or in excess of US$250,000 in the aggregate, except those in the ordinary course of business, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses and trade receivables in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business or otherwise envisaged in this Agreement. For the purposes of Sections 10.1 and 10.2 of this Schedule 5 all indebtedness, liabilities, agreements, understandings, instruments, Contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

10.3 No Group Company is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Company.

10.4 Save as set out in Section 10.4 of the Disclosure Schedule or in connection with this Agreement and the other Transaction Documents, no Group Company has engaged in the past three (3) months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of such Group Company’s assets, or (ii) any merger, consolidation or other business combination transaction of such Group Company with or into another corporation, entity or person.

11.	CONFLICT OF INTEREST AND RELATED PARTY TRANSACTIONS

11.1 Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of the Company’s share capital in accordance with applicable law, and the issuance of options to purchase the Company’s Ordinary Shares, in each instance, disclosed in Section 11.1 of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof, respectively.

11.2 No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) to the Warrantors’ knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company. To the Warrantors’ knowledge, none of the Group Companies’ employees, officers or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any Contract with any Group Company. To the

SCHEDULE 5

Warrantors’ knowledge, none of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, clients, service providers, joint venture partners, licensees or competitors.

11.3 Other than the Group Companies, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any Founder owns or controls, directly or indirectly, 10% or more of the outstanding voting interests.

11.4 To the Warrantors’ knowledge, no employee, officer, or director of any Group Company (“Related Party”) or any members of such Related Party’s immediate families, or any corporation, limited liability company, partnership or other entity in which such Related Party is an officer, director or partner, has significant ownership interests or otherwise controls, loans, or extend or guarantee credit to any of the Group Companies. To the Warrantors’ knowledge, none of foregoing persons has any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with any Group Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company. To the Warrantors’ knowledge, no Related Party or member of their immediate family is directly or indirectly interested in any material Contract with any Group Company.

12.	RIGHTS OF REGISTRATION AND VOTING RIGHTS

Except as provided in the Shareholders’ Agreement, no Group Company is under any obligation to register under the Securities Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Warrantors’ knowledge, except as contemplated in the Shareholders’ Agreement, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in the Transaction Documents, no Founder is a party to or has any Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

13.	ABSENCE OF LIENS

Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible (including those reflected in the Delivered Financial Statements, together with all assets acquired thereby since the Statement Date (as defined below), but excluding those that have been disposed of since the Statement Date). The property and assets owned by the Group Companies are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Group Companies’ ownership or use of such property or assets. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the Warrantors’ knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The assets owned or leased by the Group Companies constitute all of the assets used in connection with the businesses of the Group Companies and are adequate for Group Companies to conduct such businesses in substantially the same manner as currently conducted.

14.	FINANCIAL STATEMENTS

The Company has delivered to the Purchaser its unaudited consolidated Financial Statements for the six months ending on June 30, 2020 (the “Statement Date”) (the “Half-Year Financial

SCHEDULE 5

Statements”), and will deliver to the Purchaser the Third Quarter Financial Statements prior to Closing (together with the Half-Year Financial Statements, the “Delivered Financial Statements”). The Delivered Financial Statements may not contain all footnotes required by generally accepted accounting principles. Such Delivered Financial Statements fairly present in all material respects the financial condition and operating results of the Group Companies as of the dates, and for the periods, indicated therein, subject in the case of the unaudited consolidated Financial Statements to normal year-end audit adjustments. Except as set forth in such Delivered Financial Statements, each Group Company has no material liabilities or obligations, contingent or otherwise, as of the Statement Date and as of September 30, 2020, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2020, (ii) obligations under Contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under IFRS / US GAAP to be reflected in such unaudited consolidated Financial Statements.

15.	CHANGES

Since the Statement Date, except as set forth in Section 15 of the Disclosure Schedule or as contemplated by this Agreement or the Transaction Documents, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of any Group Company from that reflected in the Half-Year Financial Statements, except changes in the ordinary course of business;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on a Group Company;

(c) any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business;

(e) any material change to a material Contract or agreement by which any Group Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any resignation or termination of employment or change of terms of employment of any officer or Key Employee of any Group Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Company’s ownership or use of such property or assets;

(i) any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any default under, acceleration of or otherwise failure to pay, any loans, notes or other indebtedness as they become due;

(k) any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by any Group Company;

SCHEDULE 5

(l) any sale, assignment or transfer of any material assets or Intellectual Property of any Group Company;

(m) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(n) to the Warrantors’ knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(o) any arrangement, agreement or commitment by the Company to do any of the things described in this Section 15.

16.	EMPLOYEE MATTERS

16.1 Section 16.1 of the Disclosure Schedule sets forth a detailed description of all deferred compensation paid or payable for each officer, employee, consultant and independent contractor of any Group Company. The compensation of Key Employees and other employees with the highest amount of compensation have been disclosed to the Purchasers.

16.2 No employee of any Group Company is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant or instrument under which any such employee is now obligated.

16.3 No Group Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Group Company has complied in all respects with all applicable Laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, and the payment and withholding of taxes and other sums as required by Law except where noncompliance with any applicable Law would not result in a Material Adverse Effect. Each Group Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of such Group Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

16.4 No Key Employee intends to terminate employment with any Group Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does any Group Company have a present intention to terminate the employment of any of the foregoing. All employees of the Group Companies have entered into an employment agreement and a confidentiality, non-competition and intellectual property rights agreement. Except as required by law, upon termination of the employment of any employee of the Group Companies, no severance or other payments will become due. The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

SCHEDULE 5

16.5 The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s Board minutes.

16.6 Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

16.7 Section 16.7 of the Disclosure Schedule sets forth each and every employee benefit plan maintained, established or sponsored by any Group Company, or in which any Group Company participates in or contributes to in any jurisdiction, including without limitation, the PRC (the “Employee Benefit Plans”). Save as set out in Section 16.7 of the Disclosure Schedule, there is no other pension, retirement, social insurance, medical insurance, profit-sharing, deferred compensation, bonus, incentive or other employee benefit program, arrangement, agreement or understanding to which any Group Company contributes, is bound, or under which any employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit. Each Group Company has made all required contributions under all the Employee Benefit Plans including without limitation all contributions required to be made under the PRC social insurance and housing fund schemes, and has complied in all material respects with all applicable Laws of any jurisdiction, in relation to the Employee Benefit Plans.

16.8 No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Warrantors’ knowledge, has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending, or to the Warrantors’ knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

16.9 To the Warrantors’ knowledge, none of the Founders and other Key Employees or directors of any Group Company during the previous four (4) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any state insolvency laws or the appointment of manager, a receiver or similar officer by a court for his/her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

17.	TAX MATTERS

17.1 The provisions for taxes as shown on the balance sheet included in the Delivered Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Group Companies as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any taxes or tax returns or reports of any Group Company by any applicable Governmental Authority other than routine requests for information. To the Warrantors’ knowledge, there are no deficiencies or claims for any taxes assessed, proposed or asserted in writing against any Group Company by any Governmental Authority that have not been fully paid and satisfied. Each Group Company has filed or caused to be filed on a timely basis (taking into account all applicable extensions) all tax returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each

SCHEDULE 5

Group Company has paid all taxes that have become due, or have reflected such taxes in accordance with IFRS (or any internationally recognized accounting standards acceptable to each Purchaser) as a reserve for taxes on the Delivered Financial Statements. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. No Group Company has entered into any transaction a purpose of which is the avoidance of taxes in violation of applicable Laws.

17.2 Immediately after the Closing, the Company will not be a “controlled foreign corporation” as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the stock held by the Purchasers.

17.3 No member of the Group Company is, nor expects to become, a “passive foreign investment company” as described in Section 1297 of the Code, as amended.

17.4 No shareholder of any member of a Group Company, solely by virtue of its status as shareholder of such Group Company, has personal liability under local law for the debts and claims of such Group Company. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Group Companies.

18.	OFAC COMPLIANCE

18.1 None of the Warrantors, any of their Subsidiaries, or to the Warrantor’s knowledge after due inquiry, any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any other Group Company is an OFAC Sanctioned Person (as defined below). The Warrantors and, to the Warrantors’ knowledge, their directors, administrators, officers, administrators, board of directors (supervisory and management) members or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable Anti-Money Laundering Laws. To the Warrantors’ knowledge, none of (i) the purchase and sale of the Purchased Shares, (ii) the execution, delivery and performance of this Agreement or any of the documents in Exhibits attached hereto, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by any Warrantor or any Key Employee, of any of the OFAC Sanctions or of any Anti-Money Laundering Laws.

18.2 For the purposes of Section 18.1:

(a) “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(b) “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at https://home.treasury.gov/policy-issues/financial-sanctions/specially-designated-nationals-and-blocked-persons-list-sdn-human-readable-lists.

SCHEDULE 5

(c) “United States Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

19.	ANTI-CORRUPTION LAWS

None of the Warrantors, their respective Subsidiaries, or to the Warrantor’s knowledge after due inquiry, any of their directors, administrators, officers, board of directors (supervisory and management) members or employees have, directly or indirectly, (A) made any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977) or domestic governmental officials for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (b) any foreign or domestic political party or official thereof or candidate for foreign or domestic political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist any Warrantor to obtain or retain business for, or direct business to any Warrantor, as applicable, subject to applicable exceptions and affirmative defenses; (B) used any funds or will use any proceeds from the sale of the Purchased Shares for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; or (C) violated any provision of the PRC Anti-Unfair Competition Law, the PRC Criminal Law or the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was or is applicable to any member of the Group Companies or its Subsidiaries (collectively, the “Anti-Corruption Laws”), and no action, suit, proceeding, investigation or inquiry by or before any Governmental Authority involving any member of the Group Companies with respect to the Anti-Corruption Laws is pending or, to the best of the Warrantor’s knowledge, threatened. None of Warrantors and their respective directors, administrators, officers, board of directors (supervisory and management) members or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

20.	INSURANCE

Section 20 of the Disclosure Schedule provides a complete list of each Group Company’s insurance policies currently in effect. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance.

21.	CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENTS

Each current and former employee, consultant and officer of any Group Company has executed an agreement with such Group Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for each Purchaser (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. No Group Company is aware that any of the Key Employees is in violation thereof.

SCHEDULE 5

22.	GOVERNMENTAL AND OTHER PERMITS

22.1 Each Group Company has all franchises, governmental permits, licenses and any similar authority necessary for the conduct of its business. No Group Company is in default in any material respect under any of such franchises, governmental permits, licenses or other similar authority.

22.2 Each of the DomCo and the WFOE has applied and obtained all requisite licenses, clearance and permits required under PRC Laws as necessary for the conduct of its businesses, and each of the DomCo and the WFOE has complied in all material respects with all PRC Laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the PRC State Administration of Foreign Exchange and any other relevant authorities, and all such permits are validly subsisting. The Founders and other PRC shareholders of the Company (as applicable) have complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, including without limitation, Circular 37.

22.3 The registered capital of each of the DomCo and the WFOE has been fully paid up in accordance with the schedule of payment stipulated in its articles of association and in compliance with PRC Laws, and there is no outstanding capital contribution commitment.

22.4 The respective articles of association, approval document, certificate of approval and legal person business license of each of the DomCo and the WFOE (hereinafter referred to as the “Establishment Documents”) have been duly approved and filed in accordance with the Laws of the PRC and are valid and enforceable.

22.5 The business scope specified in the Establishment Documents of each of the DomCo and the WFOE complies with the requirements of all relevant PRC Laws. The operation and conduct of the business by and the term of operation of each of the DomCo and the WFOE in accordance with the Establishment Documents is in compliance with the Laws of the PRC.

22.6 Section 22.6 of the Disclosure Schedule sets out full and accurate details of all loan agreements entered into by any Group Company regarding any inter-company loan, shareholders loan, foreign exchange loan or any other kind of loan obtained by it. Such loan agreements have been duly registered in accordance with the Laws of the PRC (where necessary) and all such registrations are validly subsisting under the Laws of the PRC. All proceeds from such loan agreements in an amount equal to the principal amount borrowed under such loan agreements was received by the applicable Group Companies used for such Group Companies’ operations and for working capital purposes.

23.	CORPORATE DOCUMENTS

The memorandum and articles of association, and all other constitutional documents (or analogous constitutional documents) of each Group Company are in the form provided to each Purchaser. The copy of the minute books of the Company provided to each Purchaser contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

24.	LIABILITIES

No Group Company has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Delivered Financial Statements of the Company, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$100,000 in the aggregate.

SCHEDULE 5

25.	COMPLIANCE WITH LAWS

25.1 Each Group Company is in material compliance with all applicable Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties.

25.2 No event has occurred and no circumstance exists that to the Warrantors’ knowledge (i) may constitute or result in a violation by any Group Company, or a failure on the part of any Group Company to comply with any Law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by a Group Company that, individually or in the aggregate, would not result in any Material Adverse Effect.

25.3 No Group Company has received any written notice from any Governmental Authority regarding (i) any actual, alleged or likely material violation of, or material failure to comply with, any Law, or (ii) any actual, alleged or likely material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

25.4 No Group Company, nor any director, agent, employee or any other person acting for or on behalf of any Group Company, has directly or indirectly (i) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any public official or otherwise (A) to obtain favorable treatment in securing business for a Group Company, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Company, in each case which would have been in violation of any applicable Law or (ii) established or maintained any fund or assets in which any Group Company shall have proprietary rights that have not been recorded in the books and records of a Group Company. To the Warrantor’s knowledge after due inquiry, the operations of each member of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting and other requirements of the anti-money laundering Laws of all relevant jurisdictions where the Group Companies have business activities (collectively, the “Anti-Money Laundering Laws”), and no action, suit, proceeding, investigation or inquiry by or before any Governmental Authority involving any member of the Group Companies with respect to the Anti-Money Laundering Laws is pending or threatened.

25.5 The restructuring transactions in connection with the termination of the previous “VIE” structure of the Group Companies and the Control Documents, including without limitation any Equity Transfers, are in compliance with all applicable PRC Laws, including without limitation Rules on Acquisition of Domestic Enterprises by Foreign Investors (Circular of MOFCOM [2009] No. 6) ( ).

26.	ENVIRONMENTAL AND SAFETY LAWS

To the Warrantors’ knowledge, no Group Company is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, except where such failure would not have a Material Adverse Effect on such Group Company’s business or properties, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

27.	MINUTES BOOK

The minutes books of each Group Company, which have been made available to the Purchasers, contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

SCHEDULE 5

28.	MANUFACTURE, MARKETING AND DEVELOPMENT RIGHTS

Except as disclosed in the Disclosure Schedule, no Group Company has granted rights to manufacture, produce, assemble, license, market, or sell its respective products or services to any other person and is not bound by any agreement that affects any Group Company’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its respective products or services.

29.	DISCLOSURE; PROJECTIONS

The Warrantors have made available to each Purchaser all the information reasonably available to the Warrantors that such Purchaser has requested for deciding whether to acquire the Purchased Shares, including certain of financial projections with respect to the Company (the “Projections”), each of which were prepared in good faith. To the Warrantors’ knowledge, no representation or warranty of any Warrantor contained in this Agreement, as qualified by the Disclosure Schedule (only to the extent fairly and specifically disclosed therein), no information or document provided or disclosed by the Warrantors to such Purchaser or its counsel in connection with the negotiation or execution of the Transaction Documents and certificate furnished or to be furnished to such Purchaser at the Closing contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

30.	BUSINESS PLAN AND BUDGET

The Company has delivered to each Purchaser on or before the Closing a business plan and budget for the twelve (12) months following the Closing (the “Business Plan”). Such Business Plan was prepared in good faith based upon assumptions and projections which the Founders believe are reasonable and not materially misleading.

31.	ENTIRE BUSINESS

There are no material facilities, services, assets or properties shared with any entity other than the Group Company which are used in connection with the business of each Group Company.

32.	NO LIQUIDATION OR REDEMPTION EVENT

There have not been any facts, events or circumstance that, individually or in the aggregate, will, or are reasonably expected to, (i) constitute a Liquidation Event (as defined in the current or past memorandum and articles of association of the Company), liquidation or similar event, or (ii) entitle any holder of Shares to require the Company to redeem any Shares, in each case pursuant to the current or past memorandum and articles of association of the Company.

SCHEDULE 5

SCHEDULE 6

DISCLOSURE SCHEDULE

SCHEDULE 6

SCHEDULE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

1.	AUTHORIZATION

Such Purchaser has full power, authority and legal capacity to enter into, deliver and perform the Transaction Documents. The Transaction Documents to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable securities laws.

2.	DISCLOSURE OF INFORMATION

Such Purchaser has had an opportunity to discuss the Group Companies’ business, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with the Group Companies’ management and has had an opportunity to review the Group Companies’ facilities. The foregoing, however, does not limit or modify the representations and warranties of the Warrantors in Section 5 of this Agreement, or the right of such Purchaser to rely thereon save as set forth in the Disclosure Schedule.

3.	PURCHASE ENTIRELY FOR OWN ACCOUNT

This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Purchased Shares to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchased Shares.

4.	RESTRICTED SECURITIES

Such Purchaser understands that the Purchased Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Purchased Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Purchased Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that the Company has no obligation to register or qualify the Purchased Shares, the Conversion Shares for resale except as set forth in the Shareholders’ Agreement. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Shares and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. Such Purchaser understands that Company’s offering of Series E Preferred Shares and Series E-1 Preferred Shares under this Agreement is not intended to be part of the public offering, and that such Purchaser will not be able to rely on the protection of Section 11 of the Securities Act.

SCHEDULE 7

5.	NO PUBLIC MARKET

Such Purchaser understands that no public market now exists for the Purchased Shares, and that the Company has made no assurances that a public market will ever exist for the Purchased Shares.

6.	LEGENDS

6.1 Such Purchaser understands that the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares, may bear one or all of the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY OR OTHER DOCUMENTATION REQUIRED BY THE COMPANY TO EVIDENCE THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

6.2 Any legend set forth in, or required by, the other Transaction Documents.

6.3 Any legend required by the securities laws of any state to the extent such laws are applicable to the Purchased Shares represented by the certificate so legended.

SCHEDULE 7

SCHEDULE 8

CAPITALIZATION TABLE

SCHEDULE 8

SCHEDULE 9

NOTICES

SCHEDULE 9

EXHIBIT A

RESTATED ARTICLES

EXHIBIT A

EXHIBIT B

SHAREHOLDERS’ AGREEMENT

EXHIBIT B

EXHIBIT C

COMPLIANCE CERTIFICATE

EXHIBIT C

EXHIBIT D

FORM OF MANAGEMENT RIGHTS LETTER

EXHIBIT D